NEWS RELEASE ENSCO INTERNATIONAL INCORPORATED
500 N. Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO Board Elects New Chairman, Announces Quarterly Cash Dividend and Reports on Outcome of Annual Shareholder Meeting

Dallas, Texas, May 22, 2007 ... ENSCO International Incorporated (NYSE: ESV) announced today that the Company’s Board of Directors elected Daniel W. Rabun to serve as Chairman of the Board, effective immediately, following the retirement of former Chairman Carl F. Thorne.  Mr. Rabun also serves as President and Chief Executive Officer of ENSCO and was elected to serve on the Board of Directors last year.

The Board of Directors also declared a regular quarterly cash dividend of $0.025 per share of ENSCO common stock.  The cash dividend will be paid on June 22, 2007, to stockholders of record on June 11, 2007.

At ENSCO’s Annual Meeting of Stockholders held today, the stockholders re-elected David M. Carmichael, Thomas L. Kelly II, and Rita Rodriguez as Class III Directors, each to serve for a three-year term. Also, the stockholders ratified the Audit Committee’s appointment of KPMG LLP as ENSCO’s independent registered public accounting firm for 2007.  No other business came before the Annual Meeting.

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

ENSCO Contact:

Richard LeBlanc

(214) 397-3011